ADMINISTRATIVE SERVICES AND SUPPORT AGREEMENT

This Agreement is made as of the 18th day of October, 1999, by and between INVESCO Funds Group, Inc. ("INVESCO"), and American Skandia Life Assurance Corporation ("American Skandia"), a Connecticut corporation, collectively, the "Parties."

                                   WITNESSETH:

     WHEREAS INVESC0 serves as the administrator for the INVESCO Variable Investment Funds, Inc. (the "Company"); and

     WHEREAS American Skandia has entered into an agreement, dated October 18, 1999, with the Company and INVESCO (the " Fund Participation Agreement") pursuant to which INVESCO will make shares of certain of the Portfolios of the Company (the "Portfolios") available to certain variable life insurance and/or variable annuity contracts offered by American Skandia through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Fund Participation Agreement; and

     WHEREAS the Fund Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value under their Contracts to a Portfolio; and

     WHEREAS the Fund Participation Agreement provides that American Skandia, at its expense, will provide various administrative and shareholder services with respect to prospective and actual Contract Owners of American Skandia; and

     WHEREAS the Fund Participation Agreement makes no provision for the rate at which each party shall incur expenses in connection with the servicing of Contract Owners who have allocated Contract value to a Portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

     WHEREAS the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

     WHEREAS the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;


     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I.   SERVICES PROVIDED:

American Skandia agrees to provide services to the Company and INVESC0 including the following:

a) responding to inquiries from American Skandia Contract Owners who choose to allocate Contract Value to one or more of the Portfolios as an investment vehicle regarding the services performed by American Skandia as they relate to INVESCO, the Company or the Portfolios;

b) providing information to H,1VESC0 or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts, including those items identified in Appendix A;

c) communication directly with Contract Owners concerning INVESCO or the Company's operations;

d) providing such similar services as INVESCO or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations; and

e) providing analytical, statistical and performance oriented information and materials to Contract Owners related to the Portfolios via electronic means through American Skandia's proprietary fund analytics software program, ASSESS(TM), as described in Appendix B.

II.  EXPENSE ALLOCATIONS:

Subject to Section III hereof, and the provisions of Article IV and Article VI of the Fund Participation Agreement, American Skandia or its affiliates shall initially bear the costs of the following:

a)   printing  and   distributing  all  Fund  Materials  to  be  distributed  to prospective Contract owners except as may otherwise be provided in the Fund Participation Agreement;

b) printing and distributing all sales literature or promotional material developed by American Skandia. or its affiliates and relating to the Contracts;

c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

III.  PAYMENT OF EXPENSES:

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, American Skandia, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to American Skandia, as described below:

a) INVESCO shall pay to American Skandia an Administrative Services Fee (hereinafter, the "Administration Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by American Skandia, at the annual rate of 0.265% on the aggregate net assets placed by American Skandia in the INVESCO VIF Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Administration Fee is in consideration of the expenses incurred by American Skandia pursuant to Section H hereof The payment of the Administration Fee shall commence on the date first indicated above.

b) INVESCO shall pay to American Skandia an additional Support Fee (hereinafter, the "Support Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by American Skandia, at the annual rate of 0.235% on the aggregate net assets placed by American Skandia in the INVESCO VIF Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Support Fee is in consideration of the expenses incurred by American Skandia pursuant to Section II hereof. The payments of the Fee shall commence on the date first indicated above and shall continue for so long as American Skandia shall continue to offer the Portfolios in any of its variable annuity or variable life insurance contracts.

c) From time to time, the Parties hereto shall review the Administration Fee and the Support Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of American Skandia. in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Administration Fee and Support Fee proposed by another Party in good faith.

c)   This  Agreement  shall not  modify any of the  provisions  of Article IV or
     Article VI of the Fund Participation Agreement, but shall supplement those provisions.

IV.  TERM OF AGREEMENT:

This Agreement shall continue in effect for so long as American Skandia or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

V.   INDEMNIFICATION:

a) American Skandia agrees to indemnify and hold harmless the Company and INVESCO, and their officers, employees, and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of American Skandia under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

b) The Company and INVESCO agree to indemnify and hold harmless American Skandia and its officers, employees, and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of American Skandia in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

VI.   NOTICES:

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO FUNDS GROUP, INC.
7800 East Union Avenue
Denver, CO 80237
Attn: Ronald L. Grooms - Senior Vice President
FAX: 303 930-6541

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
1 Corporate Drive
P.O. Box 883
Shelton Connecticut 08484-0883
Attn: Mr. Gordon C. Boronow

VII. APPLICABLE LAW:

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

VIII. EXECUTION IN COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which together will constitute one and the same instrument.

IX.  SEVERABILITY:

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

X.   RIGHTS CUMULATIVE:

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

XI.  HEADINGS:

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

INVESCO FUNDS GROUP, INC.

By:  /s/ Ronald L. Grooms
     --------------------
Ronald L. Grooms
Senior Vice President & Treasurer

INVESCO VARIABLE INVESTMENT FUNDS, INC.

By:   /s/ Ronald L. Grooms
      --------------------
Ronald L. Grooms
Treasurer

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

By:  /s/  Gordon Boronow
     -------------------
Gordon C. Boronow
President and Deputy Chief Executive Officer

                                   APPENDIX A

MAINTENANCE OF BOOKS AND RECORDS
  o Record issuance of shares
  o Record transfers (via net purchase orders)
  o Reconciliation and balancing of the separate account at the fund level in the general ledger

PURCHASE ORDERS
  o Determination  of net amount  available for investment by the Fund(s)
  o Deposit of receipts at the Funds' custodian (generally by wire transfer)

REDEMPTION ORDERS
  o Determination  of net  amount  required  for  redemptions  by the  Fund(s)
  o Notification of the custodian  and Fund(s) of cash required to meet payments
  o Cost of share redemptions

PROCESSING DISTRIBUTIONS FROM THE FUND(S)
  o Allocate ordinary dividends and capital gains to contractowners

FUND-RELATED CONTRACTOWNER SERVICES
  o Financial consultant's advice to contractowners with respect to inquiries related to Fund(s) (not including information about performance or related to sales)
  o Communications to contractowners regarding Fund and subaccount performance

OTHER ADMINISTRATIVE SUPPORT
  o Providing other administrative support for the Funds as mutually agreed between the Company and the Funds or Adviser
  o Relieving  the Funds of other usual or incidental  administrative   services
    provided to individual contractowners

                                   APPENDIX B

PORTFOLIO SUPPORT SERVICES
  o Including the Fund(s) that are offered as underlying investment options for the Separate Accounts in the ASSESS(TM) software program ("Support Services"). Such Support Services are described in Appendix A to this Schedule A and are made available to financial professionals that service the Company's products or provide investment allocation services to contractowners in relation to such products.
  o Updating the Portfolio Support Services and other printed Fund Information on a quarterly basis
  o Provide name and address changes
  o Provide change of distribution of contractowner payments to the Account

Support Services consist of supplying ASSESS(TM) or any successor program as described below.

ASSESS(TM) is a package of detailed statistical information regarding the performance and portfolio characteristics of certain sub-accounts which serve as investment options of various annuities issued by the American Skandia, as well as the underlying mutual fund portfolios in which such sub-accounts invest. This package of information may be made available through various means, including computer disks, electronic transmission, video, CD-ROM, or other means American Skandia or an affiliate makes ASSESS(TM) available to financial professionals, among others, who sell the American Skandia's products in order for the financial professionals to monitor and compare the performance of investments so that they may (a) assist contractowners with asset allocation in particular; (b) assist in evaluating the suitability of both the annuities and of particular sub-accounts for contractowners initially and on an ongoing basis; and (c) enhance risk management in general. Certain portions of ASSESS(TM) have been filed by the American Skandia's affiliate, American Skandia Marketing, Incorporated, with the National Association of Securities Dealers for client use, therefore, the financial professional can use these portions of the ASSESS(TM) program with their clients, which directly aids in the initial and ongoing servicing of the annuities and the portfolios thereby assisting their clients in meeting their personal investment goals.

The services provided to the financial professional through ASSESS(TM) include a quarterly analysis with respect to the performance of each of the portfolios.

There are over 25 discrete displays on each investment option American Skandia offers, beginning with an analyst's report of quarterly performance and ending with stock listings of each market sector. Types of information displayed includes, but is not limited to:

1. An Analyst's Report on how the Fund performed during the past quarter under its current management.

2. Performance - Historical and annualized performance is available in charts and tables. A risk return rating is provided. Comparisons to other sub-accounts and to applicable indices (i.e. Standard & Poor's 500) are available.

3.   Characteristics - The characteristics  section includes such information as
     Price/Earnings   Ratio,   Earnings  per  Share,  3  Year  Dividend   Yield,
     Debt-to-Equity Ratio, Capitalization, 5 Year Return on Equity, etc.

4. Sections - Information on the breakdown of the percentages in each investment sector that comprises a portfolio is available. Information on types of debt instruments and ratings is available for bond type options. A percentages option can show a bar graph of the percentages in each sector vs. a standard market index such as the S&P 500 Index. The return and table options display the quarterly returns by sector vs. the index. A breakdown of each sector, as well as the 3, 6 and 12 month returns are available.

5.   Investment  Selections  - For  equity  sub-accounts,  the  stock  selection section includes three options, largest issue, best performance and worst performance. All three options are represented in table format. Largest issues also include a 3 month return and best performance and worst performance include a 3, 6 and 12 month return.